EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148379 and No. 333-157757 on Forms S-8 of our reports dated February 17, 2010, relating to the consolidated financial statements and financial statement schedule of The Ensign Group, Inc. and subsidiaries and the effectiveness of The Ensign Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Ensign Group, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 17, 2010